AUTHORIZATION AND POWER OF ATTORNEY

The undersigned, Brian Kelly, authorizes and designates the following persons to execute and/or file all Forms 3, 4 and 5, required due to the undersigned's affiliation with L.B. Foster Company (the "Company"), with the Securities and Exchange Commission:

Deborah J. Foster and/or David L. Voltz

This authorization shall remain in effect for each of said persons until the earlier of (i) the person ceases to be an employee of the Company or (ii) the undersigned revokes said authority in a writing addressed to the Secretary of the Company.

Executed this 25th day of August, 2008

/s/ Brian A. Kelly
Brian Kelly